Exhibit 23.2

CONSENT OF QUALIFIED PERSON

I, Simon J.A. Mortimer, in connection with the Jaguar Uranium Corp. (the “Company”) Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 19, 2026 (the “Form 8-K”), consent to:

●	the public filing by the Company of the technical report summary titled “S-K 1300 Mineral Resource Estimate on the Laguna Salada Uranium-Vanadium Deposit and Technical Report Summary for the Laguna Salada Uranium-Vanadium Project” dated October 16, 2026 with an effective date of October 5, 2026 (the “Technical Report Summary”), that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form 8-K;

●	the use of extracts from, and summaries of, the Technical Report Summary in the Form 8-K and the press release attached as an exhibit to the Form 8-K (the “Press Release”);

●	the use of and references to my name, including my status as an expert and a “qualified person” (as defined in Subpart 1300 of Regulation S-K), in connection with the Form 8-K, the Press Release and the Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form 8-K and the Press Release.

I am responsible for authoring, and this consent pertains to the following Sections of the Technical Report Summary: 1.1.4, 1.14, 1.15, 1.16, 2.4, 3.12, 7.14, 8, 9, 11, 21, 22, 23 and 25.

Dated this 19th day of October 2026.

/s/ Simon Mortimer
Simon J.A. Mortimer (FAIG #7795, M.Sc.)